EXHIBIT 11

                                  December 2, 1996


404 815-6653


The Atlanta Growth Fund, Inc.
1100 Peachtree Street, N.E.
Suite 1661
Atlanta, Georgia 30309

Ladies and Gentlemen:


     We have been requested, as special tax counsel for The CornerCap Group of Funds (the "CornerCap Funds"), and the Balanced Fund, a series fund of the CornerCap Funds (the "Acquiring Fund"), to render our opinions, expressed below, to the CornerCap Funds, the Acquiring Fund and The Atlanta Growth Fund, Inc. (the "Acquired Fund") in connection with the proposed reorganization (the "Reorganization") of the Acquiring Fund and the Acquired Fund, pursuant to the terms and conditions of that certain Agreement and Plan of Reorganization, dated as of November 22, 1996, by and among the CornerCap Funds, the Acquiring Fund, and the Acquired Fund (the "Agreement"). This opinion is delivered to you pursuant to Section 10.5 of the Agreement. Unless otherwise indicated, capitalized terms used in this letter shall have the same meanings as defined in the Agreement.

     In rendering our opinion, we have examined copies of the Agreement and have considered such matters of applicable law and of fact, together with such other regulations, rulings, decisions, records, and documents as we have deemed appropriate for the opinions and confirmations herein set forth.

     Our opinions set forth below are subject to the following assumptions, qualifications, exceptions and conditions:


     A. During the course of all of the foregoing examinations, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the legal capacity of all individuals, (iv) the conformity to original documents of all documents
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     submitted to us as certified, conformed, or photostatic
     copies, and (v) the authority of each person or persons who executed any document on behalf of another person.

     B. As to various factual matters that are material to our opinions set forth in this letter, we have relied, and will rely, upon the factual representations and warranties set forth in the Agreement, tax certificates to be executed by the CornerCap Funds and the Acquired Fund, and other documents related to the Reorganization. We have not independently verified, nor do we assume any responsibility for, the factual accuracy or completeness of any such representations, warranties, statements, or certificates.

     C. Our opinions are further conditioned upon our receiving such executed letters of representation or certificates from the CornerCap Funds and the Acquired Fund as we shall request. Our opinions shall be effective only at such time as we receive those letters or certificates and confirm our opinion in writing on the Closing Date of the Reorganization and, in the absence of such confirmation, will be deemed to have been withdrawn.

     D. Our opinions are based upon the Code, United States Treasury regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. Our opinion is conditioned upon (a) the Reorganization taking place in the manner described in the Agreement and (b) there being no change in the Code, United States Treasury regulations, judicial decisions, or administrative rulings and pronouncements of the Internal Revenue Service between the date hereof and the Closing Date.

     Based on and in reliance on the foregoing and the further qualifications set forth below, it is our opinion that:

          (1) The issuance of Acquiring Fund Shares to the Acquired Fund in exchange for the assets of the Acquired Fund and the distribution by the Acquired Fund of the Acquiring Fund Shares to the Acquired Fund Shareholders, as described in the Agreement, will constitute a tax-free reorganization under section 368(a)(1)(C) of the Code.

          (2)  No gain or loss will be recognized by CornerCap
          Funds, the Acquiring Fund or the Acquired Fund as a result of the Reorganization.

          (3) The aggregate tax basis of the Acquiring Fund Shares received by the Acquired Fund pursuant to the Reorganization will be the same as the tax basis of the assets of the Acquired Fund exchanged therefor. The aggregate tax basis of the Acquiring Fund Shares distributed by the Acquired Fund to the Acquired Fund Shareholders, as provided in the Agreement, will be the same as the tax basis of the Acquired Fund Shares surrendered by the Acquired Fund Shareholders in exchange therefor.

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
          (4) The holding period of the Acquiring Fund Shares received by a shareholder of Acquired Fund as part of the Reorganization will include the holding period of the shares of Acquired Fund exchanged therefor, provided that the Acquired Fund Shares are held as a capital asset on the date of consummation of the Reorganization.

     We express no opinion as to the following: (a) the tax consequences that might be relevant to a particular holder of Acquired Fund Shares who is subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, persons who do not hold their Acquired Fund Shares as "capital assets" within the meaning of section 1221 of the Code, and persons who acquired their Acquired Fund Shares pursuant to the exercise of options or otherwise as compensation, or (b) any consequences arising under the laws of any state, locality, or foreign jurisdiction.

     This opinion has been delivered solely for the benefit of the CornerCap Funds, the Acquiring Fund and the Acquired Fund in connection with the Reorganization and, except for any Acquired Fund Shareholder, it may not be relied upon by any other person or entity or for any other purpose without our express prior written permission. We expressly disclaim any duty to update this letter in the future in the event there are any changes in relevant fact or law that may affect any of our opinions expressed herein.


          We hereby consent to this opinion accompanying the Acquiring Fund's Registration Statement on Form N-14 and to the reference to our firm under the caption "Legal Matters" in the Prospectus/Proxy Statement filed as part of the Form N-14.



                              KILPATRICK & CODY, L.L.P.


                              By: /s/ Lynn E. Fowler
                                    Lynn E. Fowler, a partner